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                                                                     EXHIBIT 8.2



             [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD]

                                  July 23, 2001


Board of Directors
Westport Resources Corporation
410 Seventeenth Street
Suite 2300
Denver, Colorado 80202


Gentlemen:

         You have requested our opinion regarding whether the merger (the "Merger") of Westport Resources Corporation, a Delaware corporation ("Target"), with and into Belco Oil & Gas Corp., a Nevada corporation ("Acquiring Company") will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code).

         In rendering our opinion, we have examined the Agreement and Plan of Merger dated as of June 8, 2001 by and between Target and Acquiring Company (the "Merger Agreement"), the Proxy Statement/Prospectus (the "Proxy Statement") related to the Merger, and such other documents as we have deemed necessary. For purposes of rendering our opinion, we have assumed that the transactions contemplated by the Merger Agreement and agreements referenced therein will be consummated in compliance with all material terms and conditions as described in such agreements, none of which will have been waived or modified by Target or Acquiring Company. All capitalized terms used but not defined herein shall have the same meaning as in the Merger Agreement.

         Our opinion is based upon the current and continued correctness of certain representations made to us by Target and Acquiring Company, as well as representations made in the Merger Agreement and the facts set forth in the Merger Agreement and the Proxy Statement with respect to the Merger. Further, our opinion is based upon and assumes the accuracy of the certificates and representations of officers and representatives of Target and Acquiring Company delivered to us by Target and Acquiring Company. Where any such factual representation is made to the "knowledge" of a person, the factual representation is assumed to be correct without such qualification. Our opinion is also based upon current law, including the



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AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
Board of Directors
July 23, 2001
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Code, existing regulations thereunder, current administrative rulings of the
Internal Revenue Service (the "Service"), and court decisions, all of which are subject to change (possibly retroactively). We undertake no obligation to advise you of any such change that may occur in the future. Any change in the facts or law could change our conclusions and render our opinion inapplicable. In addition, if any of the assumptions made herein are incorrect, our opinion could also be rendered inapplicable.

         Based upon the foregoing, and conditioned upon our understanding that the transactions contemplated by the Merger Agreement will be carried out strictly in accordance with the terms of the Merger Agreement, it is our opinion that:

         1. The Merger of Target into Acquiring Company pursuant to the Merger Agreement will be treated as a "reorganization" within the meaning of Section 368(a) of the Code.

         2. Target and Acquiring Company will each be a "party to that reorganization" within the meaning of Section 368(b) of the Code.

         3. Stockholders of the Westport will recognize no gain or loss as a result of the Merger.

         This opinion applies only to persons holding shares of Westport Common Stock as capital assets and does not deal with special classes of investors, such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities, foreign persons, persons who acquired shares of Westport Common Stock pursuant to an exercise of employee stock options or rights or otherwise as compensation, persons that hold shares of Westport Common Stock as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for U.S. federal income tax purposes and persons with a "functional currency" other than the U.S. dollar. This opinion represents our best legal judgment as to the likely outcome of the issues discussed if presented to a court of law and has no binding effect on the Service. Accordingly, no assurance can be given that the Service or a court would concur with the conclusions reached herein.

         Except as explicitly set forth above, we express no opinion as to the tax consequences to any party of the Merger or any transactions related thereto and we express no opinion herein other than as to the federal income tax laws of the United States.

         We hereby consent to the reference to this opinion letter in the Proxy Statement which forms a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. Otherwise, no reference may be made to this opinion letter in any financial statement, registration statement or other document, nor may this opinion, or any portion of it be quoted, circulated or referred to in any other document or distributed in any manner without our prior written consent. In giving this consent, we do not hereby admit that we




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AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
Board of Directors
July 23, 2001
Page 3



are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                 Very truly yours,


                                 /s/ AKIN, GUMP, STRAUSS, HAUER & FELD L.L.P.